APPENDIX I
TO THE
COMBINED PROSPECTUS AND PROXY STATEMENT
DATED AUGUST 31, 2009

Relating to the Acquisition of Assets of OLD MUTUAL COLUMBUS CIRCLE TECHNOLOGY
AND COMMUNICATIONS FUND

By and In Exchange for Shares of Beneficial Interest of OLD MUTUAL FOCUSED FUND


PLAN OF REORGANIZATION
for
OLD MUTUAL COLUMBUS CIRCLE TECHNOLOGY
AND COMMUNICATIONS FUND
A Series Portfolio of
Old Mutual Funds II

       This Plan of Reorganization provides for the sale of assets and liabilities of the Old Mutual
Columbus Circle Technology and Communications
Fund (the "Technology and Communications Fund"), a series portfolio of Old Mutual Funds II (the "Trust"), to the Old Mutual Focused Fund (the "Focused Fund"), also a series portfolio of the Trust. The Focused
 Fund is sometimes referred to herein as the "Surviving Fund", and the Technology and Communications Fund is sometimes referred to herein as the "Target Fund". The Surviving Fund and the Target Fund are sometimes collectively referred to herein as the "Funds".

       WHEREAS, the Trust is a Delaware statutory trust and a registered investment company under the Investment Company Act of 1940, as amended
(the "1940 Act");

       WHEREAS, the Funds are each series portfolios of the Trust representing separate series of shares of beneficial interest of the Trust;

       WHEREAS, the Funds are authorized to issue an unlimited number of Class A, Class C, Institutional
Class and Class Z shares;

       WHEREAS, the Focused Fund has outstanding
Class A, Class C, Institutional Class and Class Z shares and the Technology and Communications
Fund has outstanding Class A, Class C, Institutional
Class and Class Z shares;

       WHEREAS, the Board of Trustees (the "Board") of the Trust approved the liquidation and termination of Class C shares of the Technology and Communications
Fund and the Focused Fund, effective following the close of business on or about October 23, 2009;

       WHEREAS, the Board approved a separate plan of reorganization pursuant to which the Old Mutual
Growth Fund will be reorganized with and into the Old Mutual Focused Fund, effective following the close of business on or about November 20, 2009; and

       WHEREAS, the Board of Trustees (the "Board") of the Trust has determined that it would be in the best interests of the Funds' shareholders to sell all of the assets and liabilities of the Technology and Communications Fund to the Focused Fund and reclassify the shares of the Technology and Communications Fund as shares of the Focused
Fund in the manner described below.

       NOW, THEREFORE, the Technology and
Communications Fund shall sell all of its assets and liabilities to the Focused Fund and reclassify its shares on the following terms and conditions.

       1.	It is anticipated that Class C shares of the
Technology and Communications Fund and the Focused Fund will be liquidated and terminated effective following the close of business on or about
October 23, 2009. In the event that this Plan of Reorganization is approved by shareholders, and in the event that Class C shares of the Funds are not liquidated and terminated prior to the Closing
Date of the Reorganization, then Class C shares of the Technology and Communications Fund shall be reclassified as Class C shares of the Focused
Fund in accordance with the terms and conditions of this Plan of Reorganization.

       2.	Plan of Reorganization.

             (a)         Attribution of Assets and Liabilities.
At the Effective Time described in Section 4 below, the Technology and Communications Fund shall sell all of its assets and liabilities to the Focused
Fund and the proportionate undivided interest in the assets and liabilities of the Technology and Communications Fund attributable to its Class A,
Class C, Institutional Class and Class Z shares shall become a part of the proportionate undivided interest in the assets and liabilities of the Focused Fund attributable to its Class A, Class C, Institutional Class and Class Z shares, respectively, and any expenses, costs, charges and reserves allocated to the Class A, Class C, Institutional Class and Class Z shares of the
Technology and Communications Fund immediately prior to the Effective Time shall become expenses, costs, charges and reserves allocated to the Class A, Class C, Institutional Class and Class Z shares, respectively, of the Focused Fund. The Trust shall instruct its custodian to reflect in the custodian's records for the Focused Fund the attribution of the assets of the Technology and Communications Fund in the manner described above.

             (b)	Reclassification of Shares.
At the Effective Time described in Section 4 below, all of the issued and outstanding Class A, Class C, Institutional Class and Class Z shares of the Technology and Communications Fund shall be reclassified and changed into and become Class A, Class C, Institutional Class and Class Z shares, respectively, of the Focused Fund based upon their respective net asset values, and thereafter shall have the attributes of Class A, Class C, Institutional
Class and Class Z shares of the Focused Fund.

             The stock transfer books of the Technology and Communications Fund will be permanently closed at the Effective Time (described in Section
4 below) and only requests for the redemption of shares of the Technology and Communications
Fund received in proper form prior to the close of trading on the New York Stock Exchange on the date of the Effective Time shall be accepted.
Thereafter, redemption requests received by the Technology and Communications Fund shall be deemed to be redemption requests for the Focused Fund shares into which such Technology and Communications Fund shares were reclassified under this Plan of Reorganization.

             (c)	Shareholder Accounts. At the
Effective Time described in Section 4 below, each shareholder of record of Class A, Class C, Institutional Class and Class Z shares of the Technology and Communications Fund will receive that number of Class A, Class C, Institutional Class and Class Z shares, respectively, of the Focused
Fund having an aggregate net asset value equal to the aggregate net asset value of the Class A, Class C, Institutional Class and Class Z shares, respectively, of the Technology and Communications
Fund held by such owner immediately prior to the Effective Time.

             The Trust will establish an open account on the records of the Focused Fund in the name of each owner of record of the Technology and Communications Fund to which will be credited the respective number of shares of the Focused Fund due such beneficial owner.
Fractional shares of the Focused Fund will be carried
 to the third decimal place. Certificates representing shares of the Focused Fund will not be issued.
The net asset value of the shares of the Technology and Communications Fund and the Focused Fund and the value of the assets of the Technology and Communications Fund will be determined at the Effective Time in accordance with the policies and procedures of the Trust. Any special options
(e.g., automatic investment plans on current
Technology and Communications Fund shareholder accounts) will automatically transfer to the new accounts.

       3.	Termination of Target Fund. Immediately
after the Effective Time described in Section 4 below, the Target Fund shall cease to be an investment portfolio of the Trust and the Trust's
Board hereby authorizes the officers of the Trust to amend Schedule A to the Trust's Agreement and Declaration of Trust and to take any other necessary action to terminate the Target Fund as a separate investment portfolio of the Trust.

       4.	Effective Time of the Reorganization.
The reorganization of the Target Fund contemplated by this Plan of Reorganization shall occur on November 20, 2009, at 4:30 p.m. Eastern Time, or such other date and time as the officers of the Trust shall determine (the "Effective Time").

       5.	Approval of Shareholders. A meeting of
the holders of the Technology and Communications
Fund shares shall be duly called and constituted for the purpose of acting upon this Plan of Reorganization and the transactions contemplated herein. Approval by such shareholders of this Plan of Reorganization shall authorize the Trust to take the actions required to effect the Plan of Reorganization for the Funds.

       6.	Conditions Precedent. The Trust will
consummate the Plan of Reorganization only after satisfaction of each of the following conditions:

             (a)	All consents, approvals, permits
and authorizations required to be obtained from governmental authorities, including the Securities and Exchange Commission and state securities commissions, to permit the parties to carry out the transactions contemplated by this Plan of Reorganization shall have been received.

             (b)	This Plan of Reorganization
shall have been approved by the shareholders of the Target Fund at a special meeting by the affirmative vote of a "majority of the outstanding voting securities" of the Target Fund, as defined in the 1940 Act. This means the lesser of: (a) the affirmative vote of 67% or more of the voting securities of the Target Fund present or represented by proxy at the special meeting, if the holders of more than 50% of the outstanding voting securities of the Target
Fund are present or represented by proxy; or (b) the affirmative vote of more than 50% of the outstanding voting securities of the Target Fund.

             (c)	The assets of the Technology
and Communications Fund to be acquired by the Focused Fund shall constitute at least 90% of the fair market value of the net assets and at least 70% of the fair market value of the gross assets held by the Technology and Communications Fund immediately prior to the reclassification. For purposes of this paragraph 5(c), any assets used by the Target Fund to pay the expenses it incurs in connection with this Plan of Reorganization and to effect all shareholder redemptions and distributions (other than regular, normal dividends and regular, normal redemptions pursuant to the 1940 Act, and not in excess of the requirements of Section 852 of the Code, occurring in the ordinary course of the Target Fund's business as a portfolio of an open-end management investment company) after the commencement of negotiations regarding the Reorganization shall be included as assets of the Target Fund held immediately prior to the reclassification.

             (d)	The dividend described in the
last sentence of Section 8(a)(i) shall have been declared.

             (e)	The Trust shall have received
an opinion of Stradley Ronon Stevens & Young, LLP
("Stradley Ronon") to the effect that consummation of the transaction contemplated by this Plan of Reorganization will constitute a "reorganization" within the meaning of Section 368(a) of the Internal
Revenue Code (the "Code"), and that the
shareholders of the Target Fund will recognize no gain or loss to the extent that they receive shares of the Surviving Fund in exchange for their shares of the Target Fund in accordance with this Plan of Reorganization. In rendering such opinion, Stradley
Ronon may request and rely upon representations contained in certificates of officers of the Trust and others, and the officers of the Trust shall use their best efforts to make available such truthful certificates.

             (f)	The Trust shall have received
an opinion of Stradley Ronon, dated as of the Effective Time, addressed to and in form and substance satisfactory to the Trust, to the effect that this Plan of Reorganization has been duly authorized and approved by all requisite action of the Trust and the shareholders of the shares of the Target Fund.

             At any time prior to the Effective Time, any of the foregoing conditions may be waived by the Trust if, in the judgment of its Board of Trustees, such waiver will not have a material adverse effect on the benefits intended under this Plan of Reorganization for the Funds or their shareholders.

       7.	This Plan of Reorganization is not
conditioned upon the completion of the
termination and liquidation of the Technology and Communications Fund's or the Focused
Fund's Class C shares.

       8.	Old Mutual Columbus Circle
Technology and Communications Fund and
 Old Mutual Focused Fund Tax Matters.

             (a)	Old Mutual Columbus Circle
 Technology and Communications Fund.

                    (i)	The Technology and
Communications Fund has elected to be a
regulated investment company under
Subchapter M of the Code. The Technology and Communications Fund has qualified as such for each taxable year since inception that has ended prior to the Effective Time and will have satisfied the requirements of
Part I of Subchapter M of the Code to maintain such qualification for the period beginning on the first day of its current taxable year and ending at the Effective Time. The Technology and Communications Fund has no earnings and profits accumulated in any taxable year in which the provisions of Subchapter M of the Code did not apply to it. In order to (i) ensure continued qualification of the Technology and Communications Fund as a "regulated investment company" for tax purposes and (ii) eliminate any tax liability of the Technology and Communications Fund arising by reason of undistributed investment company taxable income or net capital gain, the Technology and Communications Fund will declare on or prior to the Effective Time to the shareholders of the Technology and Communications Fund a dividend or dividends that, together with all previous such dividends, shall have the effect of distributing
(A) all of the Technology and Communications
Fund's investment company taxable income
(determined without regard to any deductions for dividends paid) for the taxable year ended
March 31, 2009 and for the short taxable year beginning on April 1, 2009 and ending at the Effective Time and (B) all of the Technology and Communications Fund's net capital gain for the taxable year ended March 31, 2009 and for such short taxable year.

                    (ii)	The Technology and
Communications Fund has timely filed all tax returns required to be filed by it and all taxes with respect thereto have been paid.
No deficiencies for any taxes have been proposed, assessed or asserted in writing by any taxing authority against the Technology and
Communications Fund, and no deficiency has been proposed, assessed or asserted, in writing, where such deficiency would reasonably be expected, individually or in the aggregate, to have a material adverse effect on the condition, financial or otherwise, property, assets or prospects of the Technology and Communications Fund.

             (b)	Old Mutual Focused Fund.

                    (i)	The Focused Fund has elected
to be treated as a regulated investment company under Subchapter M of the Code. The Focused Fund has qualified as such for each taxable year since inception that has ended prior to the Effective Time and will satisfy the requirements of Part I of Subchapter M of the Code to maintain such qualification for its current taxable year. The Focused Fund has no earnings or profits accumulated in any taxable year in which the provisions of Subchapter M of the Code did not apply to it.

                    (ii)	The Focused Fund has timely filed
all returns required to be filed by it and all taxes with respect thereto have been paid. No deficiencies for any taxes have been proposed, assessed or asserted in writing by any taxing authority against the Focused Fund, and no deficiency has been proposed, assessed or asserted, in writing, where such deficiency would reasonably be expected, individually or in the aggregate, to have a material adverse effect on the condition, financial or otherwise, property, assets or prospects of the Focused Fund.

       9.	Termination. The Trust may terminate this
Plan of Reorganization with the approval of its Board at any time prior to the Effective Time, notwithstanding approval thereof by the Target Fund's respective shareholders if, in the judgment of the Board, proceeding with the Plan of Reorganization would be inadvisable.

	10.	Amendment.  This Agreement may
be amended, modified or supplemented in a writing signed by the parties hereto; provided that following the meeting of the shareholders of the Target Fund called by the Trust pursuant to Section 5 of this Agreement, no such amendment may have the effect of changing the provisions for determining the number of Class A, Class C, Class Z and Institutional
Class shares of the Surviving Fund to be issued to the Target Fund shareholders under this Agreement to the detriment of any or all Target Fund shareholders, without their further approval.

       11.	Further Assurances. The Trust shall take
such further action as may be necessary or desirable and proper to consummate the transactions contemplated hereby.

       12.	Expenses. The Funds shall bear all costs
and expenses associated with this Plan of Reorganization and the transactions contemplated hereby. All costs and expenses associated with this Plan of Reorganization shall be allocated between the Funds on a pro rata basis based on each Fund's relative net assets. Neither the Technology and Communications
Fund nor the Focused Fund (nor any Person related to the Technology and Communications Fund or the Focused Fund) will pay or assume any expenses of the Technology and Communications Fund Shareholders
(including, but not limited to, any expenses of Technology and Communications Fund Shareholders that are solely and directly related to the Reorganization).

       This Plan of Reorganization was approved and adopted by the Board of the Trust on July 28, 2009.





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